News Release

Blackboard Inc. Announces Second Quarter of 2010 Conference call

Company Reaffirms Second Quarter 2010 Guidance

WASHINGTON, July 14, 2010 – Blackboard Inc. (Nasdaq: BBBB) announced today that it will issue a press release concerning its financial results for the second quarter of 2010 after the market close on Monday, August 9, 2010. Following the press release, Blackboard management will host a conference call beginning at 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss its results. In addition, Blackboard also reaffirmed its guidance for the second quarter of 2010 which was originally provided in its press release dated May 5, 2010.

Second Quarter 2010 Blackboard Conference Call Logistics
Date:	Monday, August 9, 2010
Time:	4:30 p.m. Eastern
Domestic:	+1 (866) 543-6405
International:	+1 (617) 213-8897
Confirmation Code:	89536306

Blackboard will also broadcast its conference call live over the Internet beginning at 4:30 p.m. on August 9, 2010, and interested parties can access the webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com.

A replay of the call will be available via telephone from approximately 7:00 p.m. Eastern (4:00 p.m. Pacific) on August 9, 2010 until 11:00 p.m. Eastern (8:00 p.m. Pacific) on August 16, 2010. To listen to the replay, participants in the U.S. and Canada should dial 888-286-8010, and international participants should dial +1 (617) 801-6888. The conference ID for the replay is 75542315.

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-Q filed on May 7, 2010 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of July 14, 2010. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to July 14, 2010.

About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

SOURCE Blackboard Inc.